EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2002 (except Notes 3, 4, 5, 15 and 19, as to which the date is October 15, 2003) with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Insignia Financial Group, Inc. included in the Registration Statement on Form S-1 and the related Prospectus of CB Richard Ellis Group, Inc. for the registration of 15,000,000 Shares of Class A Common Stock.

/s/ Ernst & Young LLP

New York, New York

November 11, 2004